EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2024, with respect to the consolidated financial statements included in the Annual Report of Eterna Therapeutics Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Eterna Therapeutics Inc. on Forms S-1 (File No. 333-261185, File No. 333-256570 and File No. 333-271279), on Forms S-3 (File No. 333-264585, File No. 333-273977 and File No. 333-276493) and on Forms S-8 (File No. 333-260200, File No. 333-256760 and File No. 333-276521).

/s/ Grant Thornton LLP

New York, New York
March 14, 2024